Exhibit4.86

Loan Agreement

among

Zhang Kejing

Chen Liang

and

GDS (Shanghai) Investment Co., Ltd.

August 1, 2022

Loan Agreement

This Loan Agreement (the “Agreement”) is entered into on August 1, 2022 in Shanghai, China by and among the following parties:

1.	Zhang Kejing, a citizen of the People’s Republic of China (ID Card No.: 110105198206231517) (the “Borrower”);

2.

GDS (Shanghai) Investment Co., Ltd., a wholly foreign owned enterprise duly incorporated under the laws of the People's Republic of China, with legal address at Room 1046A, 55 Xili Road, China (Shanghai) Pilot Free Trade Zone, China (the “Lender”);

3.	Chen Liang, a citizen of the People’s Republic of China (ID Card No.: 310101197503193243) (the “Original Borrower”).

(In this Agreement, the above parties are referred to individually as a “Party” and collectively as the “Parties”.)

Whereas:

1.

Shanghai Xinwan Enterprise Management Co., Ltd. (“Shanghai Xinwan”) is a limited liability company duly incorporated under PRC laws, with legal address at Room 207, 2rd Floor, Building 2, 255 Meisheng Road, China (Shanghai) Pilot Free Trade Zone, China, and the registered capital of RMB one million (RMB 1,000,000);

2.

For the purpose of developing the business of Shanghai Xinwan, the Original Borrower and the Lender entered into a loan agreement on December 16, 2019 (the “Original Loan Agreement”).  According to the provisions of the Original Loan Agreement, the Lender shall provide the Original Borrower with a loan of RMB 200,000 (RMB two hundred thousand)(hereinafter referred to as the “Existing Debt”);

3.

Through the relevant equity transfer transaction, as of the execution date of this Agreement, the Original Borrower has transferred all the equities of Shanghai Xinwan to the Borrower, the Borrower is the existing shareholder of Shanghai Xinwan, and the Parties agree to generally assign to the Borrower all the rights and obligations of the Original Borrower under the Original Loan Agreement, including all the Existing Debt shall be assumed by the Borrower to the Lender;

4.

Now, therefore, the Parties agree as follows in order to clarify the rights and obligations of the Borrower and the Lender under the relevant arrangements for the Borrower to assume all the Existing Debt:

Article 1 Terms and Definitions

1.1	Unless otherwise specified in this Agreement or in cases where the context demands a different interpretation, the terms used in this Agreement shall have the following meanings:

“Loan” refers to the RMB loan offered by the Lender to the Borrower;

“Debt” refers to the outstanding balance under the Loan;

“Repayment Notice” has the same meaning as stipulated in Article 4.1 of this Agreement;

“Repayment Application” has the same meaning as stipulated in Article 4.2 of this Agreement;

“Effective Date” refers to the date first above written on which the Parties executed this Agreement;

“PRC”, for the purpose of this Agreement, refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

1.2	The terms referred to herein shall have the following meanings:

“Article” shall, unless otherwise stipulated in this Agreement, be construed as an article of this Agreement;

“Taxes and Fees” shall be construed so as to include any tax, fee, tariff or other charges of similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

The “Lender” and the “Borrower” shall be construed so as to include the successors and assignees as permitted by the Parties based on their respective interests.

1.3

Unless otherwise provided, any reference herein to this Agreement or any other agreements or documents shall be construed as the referral to the amendments, variations, substitutions or supplements as are already made or may be from time to time made to this Agreement or such other agreements or documents, as the case may be.

1.4	The headings hereof have been inserted for convenience of reference only.

1.5	Unless the context otherwise requires, the words importing the plural shall include the singular and vice versa.

Article 2 Amount and Interest Rate of the Loan

2.1

The Parties hereby acknowledge that the Lender shall provide the principal of a loan with the amount of RMB two hundred thousand (RMB 200,000) to the Borrower, which has been advanced to the Original Borrower by the Lender.

The Parties agree that the Existing Debt (RMB two hundred thousand (RMB 200,000)) advanced by the Lender to the Original Borrower shall be transferred to the Borrower, the Borrower shall assume the Existing Debt to the Lender as a debtor.

2.2	The interest rate of the Loan hereunder is nil, i.e., no interest is accrued thereupon.

Article 3 Purpose

The Borrower shall use the loan under this Agreement only for business expansion of Shanghai Xinwan.

Article 4 Repayment

4.1

The Lender may, at its own absolute discretion, at any time request that the Debt be discharged, in whole or in part, by the Borrower, upon a 30-day prior Repayment Notice to the Borrower (the “Repayment Notice”). The Lender may request that the Borrower repay the Debt in whole or in part in the following methods pursuant to the preceding provision:

a)

Repay the Debt in full by purchasing or designating a third party to purchase the corresponding equity interest held by the Borrower in Shanghai Xinwan at such a price equivalent to the amount of the Debt requested to be discharged, provided that the ratio of the equity interest to be so purchased to the equity interest held by the Borrower in Shanghai Xinwan shall be equivalent to the ratio of the Debt required to be discharged to the principal amount of the Loan borrowed by the Borrower hereunder.; or

b)	in other ways determined by resolutions passed by the board of directors of the Lender in accordance with its articles of association and the stipulations of applicable laws and regulations.

4.2

The Borrower may at any time request to repay the Debt, in whole or in part, by servicing a 30-day prior Repayment Application (the “Repayment Application”) to the Lender. In such case, the Borrower may discharge its Debt by transferring to the Lender the equity interest in Shanghai Xinwan in the amount equal to the Debt amount to be discharged by the Borrower, or by the methods recognized by the Lender pursuant to the aforesaid Article 4.1, in whole or in part. In the former situation, the Lender shall have the right to purchase or to designate a third party to purchase part of the equity interest held by the Borrower in Shanghai Xinwan at such a price equivalent to the amount of the Debt to be discharged by the Borrower, provided that the ratio of the equity interest to be so purchased to the equity interest held by the Borrower in Shanghai Xinwan shall be equivalent to that of the Debt required to be discharged to the principal amount of the Loan borrowed by the Borrower hereunder.

4.3

Upon the expiration of the 30-day period set forth in the Repayment Notice or the Repayment Application, as the case may be, the Borrower being requested or applied to repay the Debt shall discharge the Debt in accordance with the repayment method specified in the Repayment Notice, or by any other methods determined by a resolution passed by the board of directors of the Lender in accordance with its articles of association and the stipulations of applicable laws and regulations, or by any other methods stipulated in this Agreement.

4.4

When the Borrower discharges the Debt pursuant to the above provisions of this Article 4, the Borrower and the Lender shall execute relevant written documents to acknowledge that the Debt has been absolutely discharged in accordance with the methods agreed upon in this Agreement.

Article 5 Taxes and Fees

All taxes and fees in connection with the Loan shall be borne by the Lender.

Article 6 Confidentiality

6.1

Regardless of the termination of this Agreement, the Borrower shall keep in confidential (i) the execution, performance and content of this Agreement, and (ii) Lender’s business secrets, proprietary information and client information (the “Confidential Information”) learnt or received by the Borrower in connection with the execution and performance of this Agreement. The Borrower may use the Confidential Information solely for the performance of its obligations hereunder. Without the Lender’s written consent, the Borrower shall not disclose such Confidential Information to any third party, otherwise, such Borrower shall be held liable for the breaching of this Agreement and shall indemnify the Lender against all losses.

6.2	Notwithstanding any other provisions herein, the effectiveness of this Article 6 shall survive the suspension or termination of this Agreement.

Article 7 Notification

7.1	Any communications made as required by or pursuant to this Agreement including notices, demands, requests and other correspondences shall be delivered to the recipient in writing.

7.2

If any of such notices or other correspondences is transmitted by facsimile or telex, it shall be deemed delivered immediately upon transmission; if delivered in person, it shall be deemed delivered at the time of delivery; if sent by post, it shall be deemed delivered five (5) workdays after dispatch.

Article 8 Breach of Agreement

8.1

The Borrower hereby undertakes that it will indemnify and hold harmless the Lender against any action, charge, claim, cost, harm, demand, fee, liability, loss and procedure suffered or incurred to Lender from the breach by the Borrower of any of its obligations hereunder.

8.2	Notwithstanding any other provisions herein, the effectiveness of this Article shall survive the suspension or termination of this Agreement.

Article 9 Miscellaneous

9.1

The Parties hereby acknowledge that, upon the execution date of this agreement, the Original Borrower will no longer assume the Existing Debt from the Lender, and the Original Loan Agreement shall be terminated at the same time.  Neither the Original Borrower nor the Lender shall assume any responsibility or obligation in connection with the Original Loan Agreement.

9.2	This Agreement is made in duplicate (3 copies), with each Party holding one (1) copy.

9.3	The conclusion, validity, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC laws.

9.4

The Parties shall settle any dispute arising out of or relating to this Agreement through amicable negotiation. If any dispute cannot be resolved through negotiations within thirty (30) days, the dispute shall be referred to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the commission's arbitration rules. The seat of arbitration shall be Shanghai.  The arbitration award shall be final and binding upon the Parties.  After arbitration award takes effect, any party shall have the right to apply for the enforcement of the arbitration award to a court with jurisdiction.  The competent court shall have right to grant a provisional remedy on request by the disputing party, such as a judgment or an order to seize or freeze the breaching party's properties or equity shares.

9.5

Any right, power or remedy granted to a Party by any provision of this Agreement shall not exclude the Party from any right, power or remedy granted by other provisions of this Agreement; and any exercise of any right, power or remedy by a Party shall not preclude the Party from exercising other rights, powers or remedies.

9.6

No failure or delay by any Party in exercising any right, power or remedy (“Such Rights”) provided by law or under this Agreement shall constitute a waiver of Such Rights and no single or partial waiver of any Such Rights shall preclude the exercise of any Such Rights in other means or the exercise of any other Such Rights.

9.7

The headings hereof have been inserted for convenience of reference only, under no circumstances shall such headings be construed to affect the meaning, construction or effectiveness of this Agreement.

9.8

The provisions of this Agreement are severable and independent to one another. If at any time one or several articles herein shall be deemed invalid, illegal or unenforceable, the validity, legality or enforceability of other provisions herein shall not be affected thereby.

9.9	Any amendment and supplement of this Agreement shall be made in writing and duly executed by the Parties herein before taking effect.

9.10The Borrower shall not assign its rights and/or obligations hereunder to any third party without the prior written consent of the Lender, while the Lender shall have the rights to assign its rights and/or obligations hereunder to its designated third party upon notifying the other Parties.

9.11This Agreement is binding on the lawful successors and assignees of the Parties.

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[Signature Page]

In witness whereof, this Loan Agreement is executed by and between the following parties on the date and at the place first above written.

Borrower

Zhang Kejing

Signature:	/s/ Zhang Kejing

Lender

GDS (Shanghai) Investment Co., Ltd.
(Seal)

Signature:	/s/ Huang Wei
Name:	Huang Wei
Title:	Legal Representative

Original Borrower

Chen Liang

Signature:	/s/ Chen Liang